Exhibit 99.1

NEWS RELEASE
Contacts: MSC Income Fund, Inc. Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com 713-350-6000

MSC Income Fund Announces Reaffirmed Investment Grade Credit and Corporate Rating from Kroll Bond Rating Agency

HOUSTON, October 23, 2023 – MSC Income Fund, Inc. (the “Company”) is pleased to announce that Kroll Bond Rating Agency, LLC (“KBRA”) has reaffirmed the Company’s investment grade issuer and senior unsecured debt credit rating of BBB- with a stable outlook. Factors cited by KBRA in support of its rating include the Company’s highly experienced management team and diversified investment portfolio consisting predominantly of senior secured first lien loans as positive rating factors, along with the Company’s conservative dividend policy, low leverage utilization relative to its peers and ability to co-invest alongside Main Street Capital Corporation (“Main Street”), the parent company to the Company’s investment adviser, MSC Adviser I, LLC (“MSC Adviser”).

“We are extremely pleased with the reaffirmed investment grade rating assigned to MSC Income Fund, which is a positive reflection of our strategy, team and processes as well as the credit quality and investment performance of the Company’s portfolio,” said Dwayne L. Hyzak, the Company’s Chairman and Chief Executive Officer.

ABOUT MSC INCOME FUND, INC.
MSC Income Fund, Inc. is a specialty finance company that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. The Company’s lower middle market companies generally have annual revenues between $10 million and $150 million. The Company’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

ABOUT MSC ADVISER I, LLC
MSC Adviser is a wholly owned subsidiary of Main Street Capital Corporation (NYSE: MAIN) that is registered as an investment adviser under the Investment Advisers Act of 1940. It currently manages investments for external parties, including the Company.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements which are based upon the Company’s management’s current expectations and are inherently uncertain. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future.

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